UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2020

EQM Midstream Partners, LP

(Exact name of registrant as specified in its charter)

Delaware	001-35574	37-1661577
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 Energy Drive Canonsburg, Pennsylvania (Address of principal executive offices)	15317 (Zip Code)

Registrant’s telephone number, including area code: (724) 271-7600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units Representing Limited Partner Interests	EQM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

Intercompany Loan Agreement

Equitrans Midstream Corporation (ETRN) accepted a term loan (the Intercompany Loan) in the stated principal amount of $650.0 million from EQM Midstream Partners, LP (EQM), a subsidiary of ETRN, under the terms of that certain Loan Agreement, dated as of March 3, 2020 (the Intercompany Loan Agreement), by and between EQM, as lender, and ETRN, as borrower. The Intercompany Loan has a maturity date of March 3, 2023, but may be accelerated upon ETRN’s failure to pay interest and other obligations as they become due under the Intercompany Loan Agreement and other events of default thereunder. Interest on the Intercompany Loan accrues and is payable semi-annually in arrears starting in September 2020 at an interest rate of 7.0% per annum, subject to an additional 2.0% per annum during the occurrence and continuance of certain events of default. The Intercompany Loan Agreement is a general unsecured, senior obligation of ETRN and contains certain representations and covenants, including a limitation on indebtedness, subject to certain exceptions enumerated therein. ETRN may prepay the loans thereunder in whole or in part at any time without premium or penalty. Loans prepaid may not be reborrowed.

The Conflicts Committee (the EQM Conflicts Committee) of the Board of Directors (the EQM Board) of EQGP Services, LLC (the EQM General Partner), by unanimous vote, (i) determined that entering into the Intercompany Loan Agreement is in the best interests of EQM, its subsidiaries and the holders of outstanding EQM common units (other than ETRN or its subsidiaries), (ii) approved entering into the Intercompany Loan Agreement (the foregoing constituting “Special Approval” as defined in EQM’s Fourth Amended and Restated Agreement of Limited Partnership dated as of April 10, 2019, as amended), and (iii) recommended that the EQM Board approve entering into the Intercompany Loan Agreement.

The EQM Board, by unanimous vote, (i) determined that entering into the Intercompany Loan Agreement is in the best interests of EQM and its subsidiaries and the holders of outstanding EQM common units, and (ii) approved entering into the Intercompany Loan Agreement.

The Intercompany Loan Agreement is attached as Exhibit 10.1 to this Current Report and incorporated into this Item 1.01 by reference. The foregoing summary has been included to provide investors and security holders with information regarding the terms of the Intercompany Loan Agreement and is qualified in its entirety by the terms and conditions of the Intercompany Loan Agreement. It is not intended to provide any other factual information about EQM, ETRN or their respective subsidiaries and affiliates.

Item 8.01. Other Events.

Share Purchase Agreement

On March 5, 2020, ETRN completed (i) its purchase of 4,769,496 shares (the Cash Shares) of ETRN common stock, no par value (ETRN common stock) from EQT Corporation (EQT) in exchange for approximately $46 million in cash, (ii) its purchase of 20,530,256 shares of ETRN common stock from EQT in exchange for a promissory note (the Rate Relief Note) representing approximately $196 million in aggregate principal amount, and (iii) its payment to EQT of cash in the amount of approximately $7 million (the Cash Amount). ETRN used borrowings under the Intercompany Loan to fund the purchase of the Cash Shares and to pay the Cash Amount in addition to other uses of proceeds. After giving effect to the foregoing transactions, EQT owns, directly or indirectly, 25,299,751 shares of ETRN common stock.

The interest rate for the Rate Relief Note is fixed at 7.0% per annum and interest payments are due semi-annually in arrears commencing on the earlier of (i) March 31, 2022 and (ii) the in-service date of the Mountain Valley Pipeline. The Rate Relief Note matures on February 29, 2024. The holder of the Rate Relief Note may accelerate amounts payable under the Rate Relief Note upon ETRN’s failure to pay debts as they become due and other events of default. ETRN may prepay the Rate Relief Note in whole or in part at any time without premium or penalty.

Also on March 5, 2020, EQM was assigned the Rate Relief Note as consideration for certain commercial terms, including potential reductions in gathering fees, contemplated in that certain Gas Gathering and Compression Agreement, dated as of February 26, 2020, by and between EQM Gathering Opco, LLC, a wholly owned subsidiary of EQM, EQT, EQT Production Company, Rice Drilling B LLC and EQT Energy, LLC.

Item 9.01 Financial Statements and Exhibits.

(d)       Exhibits

Exhibit No.	Description
10.1	Loan Agreement, dated as of March 3, 2020, by and between EQM Midstream Partners, LP and Equitrans Midstream Corporation
104	Cover Page Interactive Data File-the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQM MIDSTREAM PARTNERS, LP

	By:	EQGP Services, LLC,
its general partner

Date: March 5, 2020	By:	/s/ Kirk R. Oliver
	Name:	Kirk R. Oliver
	Title:	Senior Vice President and Chief Financial Officer